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                                                                    Exhibit 10.8

[METOBOLIX LOGO]                         21 Erie Street
WHERE NATURE PERFORMS(TM)                Cambridge, Massachusetts 02139-4260 USA
                                         Tel: 617.492.0505 - Fax: 617-492-1996
                                         Web: www.metabolix.com

                                   September 18, 2006

James J. Barber
c/o Metabolix, Inc.
21 Erie Street
Cambridge, MA  02139

     Re:  AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Dear Jim:

     This letter is to confirm our understanding with respect to your employment by Metabolix, Inc. (the "Company"). The terms and conditions agreed to in this letter are hereinafter referred to as the "Agreement". In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

     1.   EMPLOYMENT.

          (a) GENERAL. The Company will employ you, and you will be employed by the Company, as the President and Chief Executive Officer of the Company, reporting to and serving on the Board of Directors (the "Board"), and you shall have the responsibilities, duty and authority commensurate with that position. You will also perform such other and/or different services for the Company as may be assigned to you from time to time by the Board. You agree that if your employment hereunder ends for any reason, you will tender your resignation to the Board.

          (b) DEVOTION TO DUTIES. While you are employed hereunder, you will use your best efforts, skills and abilities to perform faithfully all duties assigned to you pursuant to this Agreement and will devote your full business time and energies to the business and affairs of the Company. While you are employed hereunder, you will not undertake any other employment from any person or entity without the prior written consent of the Company.

     2. EMPLOYMENT AT WILL. Your employment hereunder will be on an "at-will" basis and may be terminated by the Company or by you at any time for any reason or for no reason.

     3.   COMPENSATION.

          (a) BASE SALARY. While you are employed hereunder, the Company will pay you a base salary at the annual rate of $19,583.00 per month (annualized at $235,000.00) (the "Base Salary"). This Base Salary is effective January 1, 2005, and may be subject to

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James J. Barber
September 18, 2006
Page 2

     upward (but not downward) adjustment from time to time in the discretion of the Company and will be adjusted higher by the Board to levels comparable for similar companies as determined by the Board in its sole discretion in the event that there is a public offering. The Company will deduct from each monthly salary payment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate.

          (b) BONUSES. In addition to the foregoing, the Company on or before December 31, 2006, will establish a formalized bonus scheme and pay you an annual bonus (a "Bonus") in an amount to be determined by the Company's Compensation Committee. The amount will be based on several criteria, including the financial condition of the Company and its overall performance for the year, but will be strongly influenced by your contributions toward the achievement of established corporate goals and objectives, as well as other contributions that add recognizable value to the Company. The present target for executive bonuses is 50% of Base Salary (the "Target Bonus"). This Target Bonus will be subject to revision from time to time by the Compensation Committee. In order to receive an annual bonus, you must be employed at the time of a timely payment, which will be paid on or before March 15 of the year following the year in which it is earned.

          (c) EQUITY COMPENSATION. The Company has granted to you pursuant to the Metabolix, Inc. 2005 Stock Plan the following Options:1/

               (i) Grant of 243,235 incentive stock options at the exercise price of $1.50, the fair market value at the date of grant. 44,000 of such shares shall vest as of the grant date. Subject to your continued employment and Section 4 of this Agreement, the remainder will vest in equal increments on a quarterly basis over a four year period as though vesting had begun on January 1, 2005.

               (ii) Grant of 51,333 options at the exercise price of $1.50, the fair market value at the date of grant. Vesting of this option shall occur only if:

                      (A) the Company, prior to June 30, 2006: (I) completes an initial public offering with proceeds of at least $40 million and a price per share of at least $8.00 (an "IPO"), or (II) signs a definitive agreement for the merger or sale of the Company that provides for liquidity in the form of cash or readily-marketable securities in exchange for all of the Company's outstanding shares, provided that in the event the IPO is delayed by the Company's Board of Directors so that it can negotiate a merger or sale of the Company, the Board will make an appropriate extension of such date; and

----------
(1) Options granted prior to the execution of this Agreement and not identified here shall continue to vest in accordance with their terms.

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James J. Barber
September 18, 2006
Page 3

                      (B) in the period prior to the occurrence of such contingency event the Company has not raised capital: (I) through a sale of shares on terms that are less favorable to the Company than the terms of the 2004 offering, or (II) through an offering solely to existing investors.

          The foregoing conditions were not met and, accordingly, the options described in this clause (ii) have expired.

               (iii) Grant of 51,333 options at the exercise price of $1.50, fair market value at the date of grant. Vesting of this option shall occur only if

                      (A) the Company, prior to December 31, 2007: (I) completes an IPO, or (II) signs a definitive agreement for the merger or sale of the Company that provides for liquidity in the form of cash or readily-marketable securities in exchange for all of the Company's outstanding shares, and

                      (B) in the period prior to the occurrence of such contingency event the Company has not raised capital: (I) through a sale of shares on terms that are less favorable to the Company than the terms of the 2004 offering, or (II) through an offering solely to existing investors.

          For avoidance of doubt, if the option described in Section 3(c)(ii) above vests, this option shall vest as well. If vesting occurs, it shall occur as follows: 50% of such shares will vest upon occurrence of the contingency event, and, subject to your continued employment and Section 4 of this Agreement, the remainder will vest in equal increments on a quarterly basis over a four year period as if the vesting had commenced January 1, 2005.

               (iv) Grant of 51,334 options at the exercise price of $1.50, the fair market value at the time of grant. Vesting of this option shall occur only if

                      (A) ADM Polymer Corporation, or an affiliate, exercises the Option as defined in the Technology Alliance and Option Agreement by and between ADM Polymer Corporation and Metabolix, Inc., and

                      (B) in the period prior to the occurrence of such contingency event the Company has not raised capital: (I) through a sale of shares on terms that are less favorable to the Company than the terms of the 2004 offering, or (II) through an offering solely to existing investors.

          If vesting occurs, it shall occur as follows: 50% of such shares will vest upon occurrence of the contingency event, and, subject to your continued employment and Section 4 of this Agreement, the remainder will vest in equal increments on a

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James J. Barber
September 18, 2006
Page 4

          quarterly basis over a four year period as if the vesting had commenced January 1, 2005.

          The parties acknowledge and agree that the foregoing contingency event has occurred.

               (v) The Company, in the Board's sole discretion, may from time to time grant to you stock options, restricted stock or other forms of equity compensation pursuant to the Metabolix, Inc. 2005 Stock Plan or any other authorized stock plan in effect at the time.

          (d) VACATION. You will be entitled to paid vacation and paid holidays, accrued and used in accordance with the Company's policies as currently in effect. All vacation days will be taken at times mutually agreed by you and the Company and will be subject to the business needs of the Company.

          (e) FRINGE BENEFITS. You will be entitled to participate in employee benefit plans which the Company provides or may establish for the benefit of its senior executives generally (for example, group life, disability, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans) (collectively, the "Fringe Benefits"). Your eligibility to participate in the Fringe Benefits and receive benefits thereunder will be subject to the plan documents governing such Fringe Benefits. Nothing contained herein will require the Company to establish or maintain any Fringe Benefits.

          (f) LOAN FORGIVENESS. Pursuant to your prior employment agreement with the Company dated November 28, 1999, the Company provided you with a loan of $75,000. In exchange for your covenants hereunder, the Company has forgiven that loan, effective as of December 14, 2005.

     4.   TERMINATION.

          (a) GENERAL. As an at-will employee, your employment may be terminated at any time for any reason or for no reason. Upon termination, unless otherwise specifically provided herein, you shall be eligible only to receive (i) the portion of your Base Salary as has accrued prior to such termination and has not yet been paid, (ii) an amount equal to the value of your accrued unused vacation days, and (iii) reimbursement for expenses properly incurred by you on behalf of the Company prior to such termination if such expenses are properly documented in accordance with Company policy and practice and submitted for reimbursement within thirty (30) days of the termination date (collectively, the "Accrued Obligations"). Such amounts will be paid promptly after termination in accordance with applicable law.

          (b) TERMINATION WITHOUT CAUSE OR WITH GOOD REASON. Except as provided in Section 4(c) hereof, in the event that your employment is terminated by the Company without Cause or by you with Good Reason (each, as defined below), in addition to the

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James J. Barber
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     Accrued Obligations, and contingent on your provision of a timely and complete release of claims against the Company, you shall be entitled to receive continuation of your Base Salary in effect at the time of termination for the period of twelve (12) months following the termination. To the extent required by Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), the first installment of such Base Salary in the amount of six (6) months' Base Salary shall be payable on the first business day following the six (6) month anniversary of the effective date of termination, and the remainder shall be payable in accordance with the Company's regular payroll procedures thereafter. If Section 409A of the Code is not then applicable, such Base Salary continuation shall commence immediately from the date of termination. In addition, should the award of a Bonus have become customary, you shall be entitled to a payment equal to the average of the Bonuses paid to you (if any) in the two years preceding the termination, to be paid (A) on the first business day following the six
     (6) month anniversary of the effective date of termination, to the extent required by Section 409A of the Code, or (B) if Section 409A of the Code is not then applicable, within thirty (30) days following the termination. In addition to the foregoing, you shall be entitled to receive payment of COBRA premiums to maintain medical and dental benefits, if any, in effect at the time of termination for the period of twelve (12) months following the termination.

          (c) TERMINATION WITHOUT CAUSE OR WITH GOOD REASON BEFORE OR AFTER A CHANGE OF CONTROL.

               (i) In the event that your employment is terminated by the Company without Cause or by you for Good Reason (each, as defined below) within the twenty-four (24) month period immediately following or the two month period immediately prior to a Change of Control (as defined below), in addition to the Accrued Obligations, and contingent on your provision of a timely release of claims against the Company, you shall be entitled to receive:

                      (A) continuation of your Base Salary in effect at the time of termination for the period of twelve (12) months following the termination. To the extent required by Section 409A of the Code, the first installment of such Base Salary in the amount of six (6) months' Base Salary shall be payable on the first business day following the six (6) month anniversary of the effective date of termination, and the remainder shall be payable in accordance with the Company's regular payroll procedures thereafter. If Section 409A of the Code is not then applicable, such Base Salary continuation shall commence immediately from the date of termination.

                      (B) In addition, should the award of a Bonus have become customary, you shall be entitled to a payment equal to the average of the Bonuses paid to you (if any) in the two years preceding the termination, to be paid (A) on the first business day following the six (6) month anniversary of the effective date of termination, to the extent required by
     Section 409A of the Code, or (B) if Section 409A of the Code is not then applicable, within thirty (30) days following the termination.

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James J. Barber
September 18, 2006
Page 6

                      (C) continued payment of COBRA premiums to maintain medical and dental benefits, if any, in effect at the time of termination for the period of twelve (12) months following the termination; and

                      (D) full vesting of all options and restricted stock granted to you under the Metabolix Inc. 1995 Stock Plan, the Metabolix Inc. 2005 Stock Plan or any authorized successor stock plan provided that the conditions to vesting other than the passage of time have been satisfied.

               (ii) You agree that the payments and benefits hereunder, and under all other contracts, arrangements or programs that apply to you (the "Company Payments"), shall be reduced to an amount that is one dollar less than the amount that would trigger an excise tax under Section 4999 of the Code, as determined in good faith by the Company's independent public accountants, PROVIDED, HOWEVER, that the reduction shall occur only if the reduced Company Payments received by you (after taking into account further reductions for applicable federal, state and local income, social security and other taxes) would be greater than the unreduced Company Payments to be received by you minus (i) the excise tax payable with respect to such Company Payments under Section 4999 of the Code; and (ii) all applicable federal, state and local income, social security and other taxes on such Company Payments. You and the Company agree to cooperate in good faith with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties with respect to payments or benefits that you receive.

          (d) "CAUSE". As used herein, "Cause" shall be defined as (i) your conviction for, or plea of nolo contendere, to a felony or a crime involving moral turpitude, (ii) your commission of a material act of personal dishonesty or a breach of fiduciary duty involving personal profit in connection with your employment by the Company, (iii) your commission of an act which the Board of Directors shall reasonably have found to have involved willful misconduct or gross negligence on your part in the conduct of your duties under this Agreement, (iv) your habitual absenteeism, (v) your material breach of any material provision of this Agreement continuing for thirty days after your receipt of written notice thereof from the Company, or (vi) the willful and continued failure by you to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness).

          (e) "CHANGE OF CONTROL". As used herein, a "Change of Control" shall occur or be deemed to have occurred only upon any one or more of the following events:

               (i) a merger or consolidation of the Company other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of

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James J. Barber
September 18, 2006
Page 7

          the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation;

               (ii) the sale or disposition by the Company of all or substantially all of the Company' s assets; or

               (iii) any one person, entity or group, who is not a shareholder at time of execution of this Agreement, acquires ownership of capital stock of the Company that, together with the capital stock of the Company already held by such person, entity or group, constitutes more than 50% of the total fair market value or total voting power of the capital stock of the Company; provided, however, if any one person, entity or group is considered to own more than 50% of the total fair market value or total voting power of the capital stock of the Company, the acquisition of additional capital stock by the same person, entity or group shall not be deemed to be a Change of Control, and further provided that the foregoing shall not be deemed a Change of Control if the average stock price paid for each share of stock held by the person, entity or group is less than $8.00/share (provided that such price shall be adjusted as appropriate to reflect any stock dividend, stock split, or recapitalization of the Company after the date of this agreement).

          (f) "Good Reason" shall be defined as, in the absence of a cure by the Company within 30 days after written notice by you to the Board, a (i) a change in title of President and Chief Executive Officer, (ii) a material diminution of responsibilities, duties or powers, (iii) a reduction in Base Salary, Target Bonus, vacation or other benefits, except that benefits need only be substantially equivalent, or (iv) a requirement that you relocate your principal place of employment to (or that you travel more than 50 days in any calendar year to the Company's principal place of business in) a location more than 50 miles from its current location in Cambridge, Massachusetts, PROVIDED THAT you must provide the Company with at least thirty (30) days advance written notice of your intent to terminate your employment hereunder and an opportunity to cure.

     5. NONCOMPETITION, NONDISCLOSURE AND INVENTIONS OBLIGATIONS. Your Employee Noncompetition, Nondisclosure and Inventions Agreement dated November 28, 1999, shall continue in full force and effect in accordance with its terms.

     6. DISCLOSURE TO FUTURE EMPLOYERS. You will provide, and the Company, in its discretion, may similarly provide, a copy of the covenants contained in The Employee Noncompetition, Nondisclosure and Inventions Agreement to any business or enterprise which you may, directly or indirectly, own, manage, operate, finance, join, control or in which you may participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

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James J. Barber
September 18, 2006
Page 8

     7. REPRESENTATIONS. You hereby represent and warrant to the Company that you understand this Agreement, that you enter into this Agreement voluntarily and that your employment under this Agreement will not conflict with any legal duty owed by you to any other party.

     8.   GENERAL.

          (a) NOTICES. All notices, requests, consents and other communications hereunder which are required to be provided, or which the sender elects to provide, in writing, will be addressed to the receiving party's address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

          (b) ENTIRE AGREEMENT. This Agreement, together with any Stock Option Agreements executed by you and the Company (either prior to or in conjunction with this Agreement), the Employee Noncompetition, Nondisclosure and Inventions Agreement and the other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof, including without limitation the Employment Agreement between you and the Company dated December 14, 2005. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

          (c) MODIFICATIONS AND AMENDMENTS. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

          (d) WAIVERS AND CONSENTS. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

          (e) ASSIGNMENT. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company's business or that aspect of the Company's business in which you are principally involved or to any

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James J. Barber
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Page 9

     Company Affiliate. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void.

          (f) GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of Massachusetts, without giving effect to the conflict of law principles thereof.

          (g) JURISDICTION, VENUE AND SERVICE OF PROCESS. Any legal action or proceeding with respect to this Agreement will be brought in the courts of Massachusetts or of the United States of America for THE District of Massachusetts. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

          (h) SEVERABILITY. The parties intend this Agreement to be enforced as written. However, if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

          (i) HEADINGS AND CAPTIONS. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

          (j) ACKNOWLEDGMENTS. You hereby acknowledge and recognize that the enforcement of any of the provisions in this Agreement and the Noncompetition, Nondisclosure and Inventions Agreement may potentially interfere with your ability to pursue a proper livelihood. You represent that you are knowledgeable about the business of the Company and further represent that you are capable of pursuing a career in other industries other than the field of noncompetition as set forth in the Noncompetition, Nondisclosure and Inventions Agreement to earn a proper livelihood. You recognize and agree that the enforcement of the Noncompetition, Nondisclosure and Inventions Agreement is necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Company. You agree that, due to the proprietary nature of the Company's business, the restrictions set forth in the Noncompetition, Nondisclosure and Inventions Agreement are reasonable as to time and scope.

          (k) TAXES. All payments required to be made by the Company to you under this Agreement shall be subject to the withholding of such amounts for taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, and this Agreement shall be construed and applied in a manner consistent with this intent. In the

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James J. Barber
September 18, 2006
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     event that any severance payments or benefits hereunder are determined by the Company to be in the nature of nonqualified deferred compensation payments, you and the Company hereby agree to take such actions as may be mutually agreed to ensure that such payments or benefits comply with the applicable provisions of Section 409A of the Code and the official guidance issued thereunder. Notwithstanding the foregoing, the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement.

          (l) COUNTERPARTS. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this Agreement.

                                         Very truly yours,

                                         Metabolix, Inc.


                                         By:. /s/ Thomas G. Auchincloss, Jr.
                                             -----------------------------------
                                         Name: Thomas G. Auchincloss, Jr.
                                         Title: CFO

ACCEPTED AND APPROVED:

/s/ James J. Barber                       9/19/06
----------------------------             -------------
James J. Barber                          Date